Exhibit 4.12

Execution Version

UNITIL ENERGY SYSTEMS, INC.

TO

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, TRUSTEE

SEVENTEENTH

SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 21, 2024

ADDITIONAL ISSUE OF BONDS

(SERIES S, 5.69%*, DUE AUGUST 21, 2054)

$40,000,000

This Seventeenth Supplemental Indenture encumbers property in Merrimack and Rockingham Counties.

*	5.79% on and after the Collateral Release Date.

This Seventeenth Supplemental Indenture is dated as of August 21, 2024 (the or this “Seventeenth Supplemental Indenture”) and entered into by and between Unitil Energy Systems, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of New Hampshire, having its principal office and place of business in Hampton, County of Rockingham in the State of New Hampshire at 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 (hereinafter sometimes referred to as the “Company”), and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), a national banking association, having an office and place of business in Boston, Massachusetts at 1 Federal Street, Boston, Massachusetts 02110, as Trustee (hereinafter sometimes referred to as the “Trustee”), with reference to the following Recitals:

W I T N E S S E T H:

Whereas, the Company heretofore duly executed and delivered to the Trustee its Indenture of Mortgage and Deed of Trust (hereinafter generally referred to as the “Original Indenture” and referred to, with each and every other instrument, including the Twelfth Supplemental Indenture, which amended and restated the Original Indenture in its entirety, and each subsequent instrument which the Company may execute with the Trustee and which is therein stated to be supplemental to the Original Indenture, as the “Indenture”), dated as of July 15, 1958, but actually executed on September 18, 1958, and recorded, among other places, in Merrimack County, New Hampshire, Registry of Deeds, Volume 832, Page 96, and in the Office of the City Clerk of the City of Concord, New Hampshire, Volume 188, Page 156 and duly recorded First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, and Sixteenth Supplemental Indentures thereto dated as of January 15, 1968, as of November 15, 1971, as of July 1, 1975, as of March 28, 1984, as of June 1, 1984, as of October 29, 1987, as of August 29, 1991, as of October 14, 1994, as of September 1, 1998, as of January 15, 2001, as of April 20, 2001, as of December 2, 2002, as of September 26, 2006, as of March 2, 2010, as of November 29, 2018, and as of September 15, 2020, respectively, to which this instrument is supplemental and in modification and confirmation thereof, whereby substantially all the properties of the Company used by it in its electric business, whether then owned or thereafter acquired, with certain exceptions and reservations fully set forth in the Indenture were given, granted, bargained, sold, warranted, pledged, assigned, transferred, mortgaged and conveyed to the Trustee, its successors and assigns, in trust upon the terms and conditions set forth therein to secure bonds of the Company issued and to be issued thereunder, and for other purposes more particularly specified therein; and

Whereas, on January 4, 1971 Old Colony Trust Company was merged into The First National Bank of Boston, which thereupon succeeded to the trusts under the Indenture; and

Whereas, effective May 1, 1996 The First National Bank of Boston resigned as trustee under the Indenture and the Company appointed State Street Bank and Trust Company (“State Street”) as successor trustee, which accepted such appointment and thereupon succeeded to the trusts under the Indenture; and

Whereas, effective January 1, 2003 U.S. Bank National Association purchased substantially all of the corporate trust business of State Street including the trust herein and thereupon succeeded State Street as Trustee hereunder; and

Whereas, on December 2, 2002 (the “Merger Date”), Unitil Corporation, a corporation organized under the laws of the State of New Hampshire (“Unitil”), combined all of the operations of the Company and Exeter & Hampton Electric Company (“Exeter”) through the merger of Exeter into the Company pursuant to an Agreement and Plan of Merger dated as of November 26, 2002 between the Company and Exeter. On the Merger Date the Company assumed all of the obligations of Exeter under (a) Exeter’s Indenture of Mortgage and Deed of Trust dated as of December 1, 1952 (hereinafter referred to as the “Original Exeter Indenture”) as supplemented by the First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh and Twelfth Supplemental Indentures thereto dated as of January 16, 1956, as of January 15, 1960, as of June 1, 1964, as of January 15, 1968, as of November 15, 1971, as of April 1, 1974, as of December 15, 1977, as of October 28, 1987, as of August 29, 1991, as of October 14, 1994, as of September 1, 1998, and as of April 20, 2001, respectively (the Original Exeter Indenture and such supplemental indentures being sometimes collectively referred to as the “Exeter Indenture”), and (b) the bonds then outstanding under the Exeter Indenture (the “Exeter Bonds”) pursuant to a Consent and Agreement dated as of November 26, 2002 among Exeter, the Company and the holders of the Exeter Bonds and the Bonds outstanding under the Indenture; and

Whereas, on January 24, 2003 (i) each holder of an Exeter Bond exchanged such Exeter Bond for a bond issued by the Company under the Indenture containing substantially the same terms and provisions as such Exeter Bond, (ii) the Exeter Indenture was cancelled and discharged and (iii) the Exeter Bonds were cancelled; and

Whereas, there are now outstanding under the Indenture $0 in principal amount of First Mortgage Bonds, Series I, $5,000,000 in principal amount of First Mortgage Bonds, Series J, $5,250,000 in principal amount of First Mortgage Bonds, Series K, $0 in principal amount of First Mortgage Bonds, Series L, $5,000,000 in principal amount of First Mortgage Bonds, Series M, $5,250,000 in principal amount of First Mortgage Bonds, Series N, $15,000,000 in principal amount of First Mortgage Bonds, Series O, $0 in principal amount of First Mortgage Bonds, Series P, $30,000,000 in principal amount of First Mortgage Bonds, Series Q, and $27,500,000 in principal amounts of First Mortgage Bonds, Series R; and the Company proposes to issue $40,000,000 in principal amount of additional First Mortgage Bonds of a new Series designated as First Mortgage Bonds, Series S (hereinafter sometimes referred to as “Series S Bonds” or “bonds of Series S”) to be issued under this Seventeenth Supplemental Indenture and that certain Bond Purchase Agreement dated as of August 21, 2024 among the Company and purchasers of the Series S Bonds party thereto, and accepted and acknowledged by the Trustee (the “2024 Series S BPA”)); and

Whereas, all things have been done and performed which are necessary to make the Series S Bonds, when authenticated by the Trustee and issued as in the Indenture and herein provided, and to make this Seventeenth Supplemental Indenture, when executed and delivered by the Company and the Trustee, legal, valid and binding obligations of the Company;

Now, Therefore, in consideration of the premises, and of the acceptance and purchase of the Series S Bonds by the holder thereof, and of other good and valuable consideration, the receipt whereof is hereby acknowledged, and in confirmation of and supplementing the Indenture and in performance of and compliance with the provisions thereof, the Company, by these presents, does give, grant, bargain, sell, warrant, pledge, assign, transfer, mortgage, and convey unto the Trustee, as provided in the Indenture, and its successor or successors in the trust thereby and hereby created, and its and their assigns, all and singular, the property, and rights and interests in property, described in the Indenture and thereby conveyed, pledged, assigned, transferred and mortgaged, or intended or required so to be (said descriptions in the Indenture being hereby made a part hereof to the same extent as if set forth herein at length), whether then or now owned or thereafter or hereafter acquired, except such of said properties or interests therein as may have been released by the Trustee or sold or disposed of in whole or in part as permitted by the provisions of the Indenture and also, but without in any way limiting the generality of the foregoing, all the rights, titles, interests, easements and properties described as acquired by the Company in Schedule A hereto attached and hereby made a part hereof as fully as if set forth herein at length, and all proceeds of any of the foregoing at any time conveyed, pledged, assigned, transferred, mortgaged, paid or delivered to and from time to time held by the Trustee upon the trusts of the Indenture.

Subject, However, insofar as affected hereby, to any Permitted Encumbrances as defined in Section 1.01 of the Indenture, and, as to the property specifically described in Schedule A of the Indenture and in Schedule A hereof, to the liens, encumbrances, reservations, restrictions, conditions, limitations, covenants, interests and exceptions, if any, set forth or referred to in the descriptions thereof contained in said Schedules, none of which substantially interferes with the free use and enjoyment by the Company of the property and rights hereinabove described for the general purposes and uses of the Company’s electric business;

And Subject Further, as to all hereafter-acquired property, insofar as affected thereby, to any mortgages, encumbrances or liens on such after-acquired property existing at the time of such acquisition or contemporaneously created, conforming to the provisions of Section 8.07 of the Original Indenture;

But Specifically Reserving, Excepting and Excluding from this instrument, and from the grant, conveyance, mortgage, transfer and assignment herein contained, all right, title and interest of the Company, now owned or hereafter acquired in and to properties and rights of the kind specified in subclauses (a) to (d), both inclusive, of the paragraph beginning “But Specifically Reserving, Excepting and Excluding from this Indenture” of the granting clauses of the Indenture.

To Have and to Hold the trust estate, with all of the privileges and appurtenances thereunto belonging, unto the Trustee, its successors in the trusts of the Indenture, and its and their assigns, to its and their own use, forever;

But in Trust Nevertheless, upon the terms and trusts set forth in the Indenture, for the equal pro rata benefit, security and protection (except as provided in Section 8.14 of the Indenture and except insofar as a sinking, improvement and analogous fund or funds, established in accordance with the provisions of the Indenture, or any indenture supplemental thereto, may afford particular security for bonds of one or more series) of the bearers and the registered owners of the bonds from time to time authenticated, issued and outstanding under the Indenture, and the bearers of the coupons appertaining thereto, without (except as aforesaid) any preference, priority or distinction whatever of any one bond over any other bond by reason of priority in the issue, sale or negotiation thereof, or otherwise;

Provided, However, and these presents are upon the condition, that, if the Company shall pay or cause to be paid the entire outstanding aggregate principal amount of and premium, if any, and interest on the bonds at the times and in the manner therein and in the Indenture provided, and shall keep, perform and observe all and singular the covenants, agreements and provisions in the bonds and in the Indenture expressed to be kept, performed and observed by or on the part of the Company, then (i) this Seventeenth Supplemental Indenture and the estate and rights hereby granted shall, pursuant to the provisions of Article XIII of the Indenture, cease and terminate and (ii) the Trustee shall, upon the request of the Company, cancel, discharge, and release the lien of the Indenture; and

And Provided, However, that, upon the satisfaction of the Collateral Release Conditions as set forth in the 2024 Series S BPA, as such term is defined therein, the Company may request that the lien of the Indenture be completely released from all property and collateral securing the bonds issued and outstanding under the Indenture, and at such time (i) the Indenture shall cease and terminate and (ii) the lien of the Indenture shall be cancelled, discharged, and released.

And it is Hereby Covenanted, Declared and Agreed, upon the trusts and for the purposes aforesaid, as set forth in the following covenants, agreements, conditions and provisions, viz.:

ARTICLE ONE

SERIES S BONDS

Section 1.01. There shall be and is hereby created an additional Series of bonds designated as and entitled “First Mortgage Bonds, Series S.” Series S Bonds shall be fully registered bonds without coupons, of the denomination of at least $500,000. The bonds of Series S originally issued shall be dated the date of such issue and any bonds of Series S subsequently issued shall be dated as provided in Section 2.03 of the Indenture. All Series S Bonds shall mature on August 21, 2054, and shall bear interest at the rate of five and sixty-nine hundredths percent (5.69%) per annum from their respective dates, such interest to be payable semi-annually in arrears on the twenty-first (21st) day of February and August in each year commencing February 21, 2025, and shall bear interest on any overdue principal (including any overdue prepayment of principal) and premium, if any, and (to the extent permitted by applicable law) on any overdue payment of interest, at the rate of seven and sixty-nine hundredths percent (7.69%) per annum. The principal of, premium, if any, and interest on bonds of Series S shall be payable at the corporate trust office of U.S. Bank Trust Company, National Association, in Boston, Massachusetts, St. Paul, Minnesota, or at the corporate trust office designated by the Trustee or by its successors as Trustee hereunder, in lawful money of the United States of America, provided that the Company may enter into a written agreement with any registered Institutional Holder of the bonds of Series S providing that payment of interest thereon and of the redemption price of any portion of the principal amount thereof

(including premium, if any) which may be redeemed shall be made directly to such holder or to its nominee, as the case may be, at a duly designated place of payment within the United States, without surrender or presentation of such bonds of Series S to the Trustee, provided that (A) there shall have been filed with the Trustee a copy of such agreement (and the Trustee hereby acknowledges that it has received a copy of the 2024 Series S BPA providing for such direct payment to the holders of the bonds of Series S), (B) pursuant to such agreement such holder shall agree that it will not sell, transfer or otherwise dispose of any such bond of Series S in respect of which any such payment or redemption shall have been made unless, prior to the delivery thereof by it, either (i) it shall have made a clear and accurate notation of the amount of principal so redeemed upon any such bond to be transferred, or (ii) such bond of Series S shall have been presented to the Trustee for appropriate notation thereon of the portion of the principal amount thereof redeemed, or (iii) such bond or bonds of Series S shall have been surrendered in exchange for a new bond or bonds of Series S for the unredeemed balance of the principal amount thereof in accordance with the other terms of the Indenture, and (C) in such agreement such holder shall agree that prior to receiving any final payment of the entire remaining unpaid principal amount of any Series S Bond, the holder thereof shall be required to deliver such bond to the Trustee. For purposes of this Section 1.01, the term “Institutional Holder” shall mean any insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution. The Trustee may assume that any holder of the bonds of Series S that has entered into an agreement for direct payment on such Bonds satisfies the requirements for an Institutional Holder and shall not be required to independently confirm such status. The Trustee may further assume that such agreement for direct payment to a holder of the bonds of Series S remains in effect unless and until it receives written notice from the Company that payment to such holder shall thereafter be made through the Trustee in accordance with the Indenture. The text of the Series S Bonds and of the Trustee’s or Company’s Certificate, as applicable, with respect thereto shall be respectively substantially of the tenor and purport set forth in Exhibit B to the 2024 Series S BPA. The Series S Bonds shall be numbered in such manner or by such method as shall be satisfactory to the Trustee.

The issue of bonds of Series S hereunder is hereby limited to the $40,000,000 in aggregate principal amount of Series S Bonds initially issued as provided in Section 1.08 hereof and to Series S Bonds issued in exchange or substitution for outstanding Series S Bonds under the provisions of Sections 2.08, 2.10, 2.11 and 7.05 of the Indenture and Section 1.07 hereof.

From and after the Collateral Release Date (as such term is defined in the 2024 Series S BPA), (i) the Series S Bonds shall be governed solely by the terms of the 2024 Series S BPA, (ii) this Seventeenth Supplemental Indenture and the estate and rights hereby granted shall cease and terminate, and (iii) the lien of the Indenture shall be cancelled, discharged, and released.

Section 1.02. As provided therein, the entire unpaid principal balance of each Series S Bond shall be due and payable on August 21, 2054. In addition, the Series S Bonds are subject to optional redemption in accordance with the terms of the Indenture.

Section 1.03. The Company will give notice, by registered mail, postage prepaid, or by a reputable overnight carrier to the Trustee and to each registered owner of a bond of Series S of any required or optional payment to be made pursuant to Section 1.02, Section 1.04, or Section 1.05 hereof not more than 60, nor less than 30, days prior to such redemption date (or other designated date of redemption in the case of a redemption pursuant to Section 1.04 or Section 1.05).

Section 1.04. Before February 21, 2054, all of the bonds of Series S, or any part of the principal amount thereof, shall be subject to redemption, at the option of the Company, pursuant to and in accordance with the provisions of Article VII of the Indenture (prior to the Collateral Release Date), and by payment of an amount equal to the aggregate principal amount being redeemed and all accrued interest thereon plus the Make Whole Amount (as defined in the 2024 Series S BPA), if any, determined five Business Days prior to such redemption. Two Business Days prior to the redemption date the Company shall deliver a certificate to the Trustee from an Officer of the Company specifying the calculation of the Make-Whole Amount, if any. The Trustee may rely upon such Officer’s certificate as to the Make Whole Amount and shall have no duty to determine or confirm the calculation of such amount. On and after February 21, 2054, all of the bonds of Series S shall be subject to redemption, at the option of the Company, pursuant to and in accordance with the provisions of Article VII of the Indenture (prior to the Collateral Release Date), and by payment of an amount equal to the aggregate principal amount being redeemed and all accrued interest thereon, but without payment of the Make Whole Amount.

Section 1.05. (a) Prior to the Collateral Release Date, the Series S Bonds may be redeemed pursuant to Article XI of the Indenture (i) out of Trust Moneys required by Section 8.12 of the Indenture to be deposited with the Trustee, on any date and shall be redeemed for an amount equal to the principal amount of the bonds to be redeemed, plus interest accrued to the date of redemption; or (ii) out of Trust Moneys required by Sections 8.10, 10.03, 10.04 or 10.04A of the Indenture to be deposited with the Trustee, on any date and shall be redeemed for an amount equal to the Make Whole Amount (as such term is defined, for purposes of this Section 1.05, in the Twelfth Supplemental Indenture).

(b) From and after the Collateral Release Date, the Series S Bonds shall be redeemed in accordance with the terms of the 2024 Series S BPA.

Section 1.06. In the event that all or any part of the bonds of Series S shall be redeemed or otherwise discharged prior to their maturity pursuant to or in accordance with the order of any governmental commission or regulatory authority upon the reorganization, dissolution or liquidation of the Company, or otherwise, the registered owners of such bonds of Series S shall be entitled to be paid thereafter an amount equal to the principal amount of the bonds of Series S to be redeemed, plus accrued interest to the date of redemption, plus the Make Whole Amount.

Section 1.07. (a) Prior to the Collateral Release Date, Bonds of Series S, upon surrender thereof at the principal corporate trust office of the Trustee in Boston, Massachusetts, St. Paul, Minnesota, or other such office designated by the Trustee, may be exchanged for the same aggregate principal amount of other fully registered bonds of this Series in an authorized denomination.

Within a reasonable time after the receipt of a request for such an exchange, the Company shall issue, and the Trustee shall authenticate and deliver all bonds required in connection therewith, and the Trustee shall make such exchange upon payment to it of such charge, if any, as is required by the following paragraph.

For any exchange of bonds of Series S, the Company, at its option, may require the payment of a sum sufficient to reimburse it for any stamp or other tax or governmental charge required to be paid by the Company or the Trustee.

(b) From and after the Collateral Release Date, any exchange of the Series S Bonds shall be governed in accordance with the terms of the 2024 Series S BPA.

Section 1.08. Upon the execution of this Seventeenth Supplemental Indenture and subject to the provisions of Article III of the Indenture and upon compliance with the applicable provisions of Articles IV of the Indenture (or waiver thereof duly obtained), the Company shall execute and deliver to the Trustee, and the Trustee shall authenticate and deliver to or upon the order of the Company, bonds of Series S in the form set forth in Exhibit B to the 2024 Series S BPA in the aggregate principal amount of Forty Million Dollars ($40,000,000).

ARTICLE TWO

REDEMPTION PRIOR TO THE COLLATERAL RELEASE DATE

Section 2.01. In the case of any proposed redemption pursuant to Sections 1.04 or 1.05(a), forthwith after the Trustee’s receipt of proper notice from the Company of any such proposed redemption, the Trustee shall act in accordance with the provisions of Article VII of the Indenture.

The Company covenants that it will pay to the Trustee:

(i) on or before the day prior to the date proposed by the Company in a notice (which notice shall conform to the requirements of Article VII of the Indenture) of any redemption pursuant to Section 1.04 or 1.05(a) hereof, the amount payable in accordance with such notice, and

(ii) at the time of each redemption the Company shall pay to the Trustee the amount of the charges which shall be due the Trustee and the amount of expenses which the Trustee advises the Company it has incurred or will incur in connection with such redemption.

ARTICLE THREE

COVENANTS OF THE COMPANY PRIOR TO THE COLLATERAL RELEASE DATE

Section 3.01. The Company covenants that it will not declare or pay dividends (other than in its own common stock) or make any other distribution on shares of its common stock or apply any of its property or assets (other than amounts equal to any proceeds received from the sale of common stock of the Company) to the purchase or retirement of, or make any other distribution through reduction of capital or otherwise, in respect of, any shares of its common stock (which dividends, distributions, purchases and retirements are hereinafter referred to as “distributions”) if, after giving effect to such distribution, the aggregate of all such distributions declared, paid, made or applied subsequent to January 1, 2024, plus the amount of all dividends declared on any class of preferred stock of the Company subsequent to January 1, 2024, and any amounts charged to net income after January 1, 2024 in connection with the purchase or retirement of any shares of preferred stock of the Company would exceed an amount equal to net income of the Company available for dividends after January 1, 2024, plus the net proceeds from any common or preferred equity issuances by the Company subsequent to January 1, 2024, plus the sum of $97,300,000.

The term “net income”, as applied to any period shall mean the net income (or deficit) of the Company for such period properly transferable to its earned surplus, all computed, if a uniform system of accounts is prescribed by any commission or other governmental body having jurisdiction in the premises, in accordance with such uniform system; otherwise in accordance with accepted accounting practice, and in any event by deducting from the aggregate gross revenues of the Company for such period all expenses required to be deducted in computing earnings available for interest charges for such period in accordance with Section 4.02B of the Indenture, and also by deducting all interest requirements, taxes, amortization of debt discount and expense and other deferred charges, and all other non-operating expenses for such period.

ARTICLE FOUR

MISCELLANEOUS PROVISIONS PRIOR TO THE COLLATERAL RELEASE DATE

Section 4.01. Prior to the Collateral Release Date, the Company covenants that, except as to that part of the trust estate which may hereafter be acquired by it, it is now well seized of the physical properties by it hereby mortgaged or intended so to be and has good right, full power, and lawful authority to make this Seventeenth Supplemental Indenture and to subject such physical properties to the lien of the Indenture as hereby supplemented; and that, subject to the provisions of the Indenture as hereby supplemented, it has and will preserve good and indefeasible title to all such physical properties and will warrant and forever defend the same to the Trustee against the claims of all persons whomsoever.

Section 4.02. The use of terms and the construction of the provisions hereof shall be in accordance with the definitions, uses and constructions contained in the Indenture as hereby supplemented.

Section 4.03. The Trustee shall be entitled to, may exercise and shall be protected by, where and to the full extent that the same are applicable, with respect to the Series S Bonds herein provided for, all the rights, powers, privileges, immunities and exemptions provided in the Indenture as if the provisions concerning the same were incorporated herein at length. The recitals and statements in this Seventeenth Supplemental Indenture and in the Series S Bonds (other than the Trustee’s Certificate attached thereto) shall be taken as statements by the Company alone, and shall not be considered as made by or as imposing any obligation or liability upon the Trustee, nor shall the Trustee be held responsible for the legality or validity of this Seventeenth Supplemental Indenture or of the Series S Bonds, and the Trustee makes no covenant or representation, and shall not be responsible, as to and for the effect, authorization, execution, delivery or recording of this Seventeenth Supplemental Indenture. The Trustee shall not be taken impliedly to waive by this Seventeenth Supplemental Indenture any right it would otherwise have. As provided in the Indenture, this Seventeenth Supplemental Indenture shall hereafter form a part of the Indenture.

The remedies and provisions of the Indenture applicable in case of any default by the Company thereunder are hereby adopted and made applicable in case of any default with respect to the properties included herein and, without limitation of the generality of the foregoing, there are hereby conferred upon the Trustee the same powers of sale and other powers over the properties described herein as are expressly to be conferred by the Indenture.

Section 4.04. The Series S Bonds issued under this Seventeenth Supplemental Indenture are subject to the terms of the Indenture and the 2024 Series S BPA.

Section 4.05. This Seventeenth Supplemental Indenture and the estate and rights hereby granted shall cease and terminate when the Indenture ceases or terminates, including upon the occurrence of the Collateral Release Date.

Section 4.06. This Seventeenth Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 4.07. The cover of this Seventeenth Supplemental Indenture and all article and descriptive headings herein are inserted for convenience only and shall not effect any construction or interpretation hereof.

In Witness Whereof, Unitil Energy Systems, Inc. has caused this instrument to be executed in its corporate name by its President, one of its Vice Presidents, its Treasurer or its Assistant Treasurer and its corporate seal to be hereunto affixed and to be attested by the Secretary of the Board of Directors or its Secretary, and U.S. Bank Trust Company, National Association, to evidence its acceptance of the trust hereby created, has caused this instrument to be executed in its corporate name, all as of the day and year first above written.

Attest:	UNITIL ENERGY SYSTEMS, INC.

/s/ Sandra L. Whitney	By:	/s/ Daniel J. Hurstak
Secretary		Name: Daniel J. Hurstak
Title: Vice President and Treasurer

Signed, sealed and delivered by
Unitil Energy Systems, Inc.
in the presence of us:

/s/ Kumiko A. Shortill

/s/ Jennifer A. Auger

(Corporate Seal)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, Trustee

	By:	/s/ Glen A. Fougere
Authorized Officer

Signed and delivered by
U.S. Bank Trust Company, National Association
in the presence of us:

/s/ Justin Carbonaro

/s/ Doreen Bates

State of New Hampshire	)
	)	SS
County of	)

On this 19th day of August 2024, before me personally appeared Daniel Hurstak to me personally known, who, being by me duly sworn, did say that he is the Vice President & Treasurer of Unitil Energy Systems, Inc., that the seal affixed to the foregoing instrument was signed and sealed by him on behalf of said corporation by authority of its Board of Directors; and the said Daniel Hurstak acknowledged said instrument to be the free act and deed of said corporation.

/s/ Kumiko A. Shortill
Notary Public
My Commission Expires: July 29, 2028

(Notarial Seal)

Commonwealth of Massachusetts	)
	)	SS
County of Essex	)

On this 20 day of August 2024, before me personally appeared Glen A. Fougere, to me personally known, who being by me duly sworn, did say that he is an authorized officer of U.S. Bank Trust Company, National Association, and that the foregoing instrument was signed by him on behalf of said Bank by authority of its Board of Directors; and the said Glen A. Fougere acknowledged said instrument to be the free act and deed of said Bank.

/s/ Payton-Taylor M. Dunn
Notary Public
My Commission Expires: 02/02/2029

(Notarial Seal)

UNITIL Energy Systems, Inc.

Seventeenth Supplemental Indenture

Schedule A

DESCRIPTION OF CERTAIN LAND AND EASEMENTS

ACQUIRED BY THE COMPANY SINCE SEPTEMBER 15, 2020

1.	PARCELS ACQUIRED:

a.	None

2.	EASEMENTS AND RIGHTS ACQUIRED FOR TRANSMISSION LINES:

a.	Utility Easement from Evolution Realty LLC to Unitil Energy Systems, Inc. dated August 10, 2023 and recorded with the Merrimack County Registry of Deeds at Book 3834, Page 2369.

b.

Utility Easement from GSC-Epsom-RE, LLC to Unitil Energy Systems, Inc. and Consolidated Communications of Northern New England Company, LLC dated May 11, 2022 and recorded with said Registry at Book 3792, Page 601. This easement is in connection with a Release of Easement by Unitil Energy Systems, Inc. and Consolidated Communications of Northern New England Company, LLC recorded May 16, 2022 at Book 3792, Page 596 of said Registry. A Partial Mortgage Release and Consent by U.S. Bank National Association as to that conveyance was recorded at Book 3792, Page 599.

c.

Utility Easement from RY Declarant, LLC and RY Owner, LLC to Unitil Energy Systems, Inc. dated August 4, 2022 and recorded with said Registry at Book 3805, Page 520. This easement is in connection with a Release of Easement by Unitil Energy Systems, Inc. to RY Declarant, LLC and RY Owner, LLC , P&M Realty of Concord, LLC and Evolution Realty LLC dated August 4, 2022 and recorded with said Registry at Book 3805, Page 515. A Partial Mortgage Release and Consent by U.S. Bank National Association as to that conveyance was recorded at Book 3805, Page 518.

d.

Utility Easement from NextEra Energy Seabrook, LLC, Massachusetts Municipal Wholesale Electric Company, Hudson Light & Power Department and Taunton Municipal Light Plant to Unitil Energy Systems, Inc. recorded November 21, 2023 at Book 6519, Page 1484. This easement is in connection with a Release Deed by Unitil Energy Systems, Inc. to NextEra Energy

Seabrook, LLC, Massachusetts Municipal wholesale Electric Company, Hudson Light & Power Department and Taunton Municipal Light Plant recorded November 21, 2023 at Book 6519, Page 1481. A Partial Mortgage Release and Consent by U.S. Bank National Association as to that conveyance was recorded at Book 6519, Page 1479.

A-3

DESCRIPTION OF CERTAIN LAND AND EASEMENTS

CONVEYED BY THE COMPANY SINCE SEPTEMBER 15, 2020

1.	PARCELS CONVEYED:

a.	None

2.	EASEMENTS AND RIGHTS CONVEYED FOR TRANSMISSION LINES:

a.

Warranty Deed and Release of Utility Easement from Unitil Energy Systems, Inc. and Consolidated Communications of Northern New England Company, LLC to GSC-Epsom-RE,LLC dated May 5, 2022 and recorded with said Registry at Book 3792, Page 596. This easement is in connection with a Replacement Easement between the parties dated May 11, 2022 and recorded with said Registry at Book 3792, Page 601. A Partial Release of Indenture was recorded at Book 3792, Page 599.

b.

Utility Easement from Unitil Energy Systems, Inc. to RY Declarant, LLC, and RY Owner, LLC as well as P&M Realty of Concord, LLC and Evolution Realty LLC dated August 4, 2022 and recorded with said Registry at Book 3805, Page 515. This easement is in connection with a Replacement Easement between the parties dated August 9, 2022 and recorded with said Registry at Book 3805, Page 520. A Partial Release of Indenture was recorded at Book 3805, Page 518.

c.

Utility Easement from Unitil Energy Systems, Inc. to NextEra Energy Seabrook, LLC, Massachusetts Municipal Wholesale Electric Company, Hudson Light & Power Department and Taunton Municipal Light Plant dated July 26, 2023 and recorded with the Rockingham County Registry at Book 6519, Page 1481. This easement is in connection with a Replacement Easement between the parties Recorded November 21, 2023 and recorded with said Registry at Book 6519, Page 1484. A Partial Release of Indenture was recorded at Book 6519, Page 1479.

A-4